                                  EXHIBIT 10.28

                              Consulting Agreement


This Consulting agreement ("Agreement") is entered into as of this 3rd day of March 1999 by and between Financial Intranet Inc. (hereinafter referred to as the "Corporation"), with principal offices at 410 Saw Mill River Road, Ardsley New York 10502 and Ben B. Stein (hereinafter referred to as "Stein") with principal residence at 589 Lakeworth Circle, Lake Mary, Florida 32746

         WHEREAS, the Corporation, desires to have Consultant devote his efforts to the development of Corporation's business as Director of Brokerage Sales.

         WHEREAS, Consultant, understanding and accepting the conditions of engagement set forth herein, desires to be so engaged.

         WHEREAS, certain terms used herein are defined in Exhibit A.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt whereof is hereby duly acknowledged, the parties hereto covenant and agree as follows:

1.  Engagement

         (A) Corporation agrees to engage Consultant and Consultant agrees to be so engaged, in the capacity of Director of Brokerage Sales and for such other duties and services for the Corporation as may be determined and assigned to him from time to time by the Board of Directors or the President of the Corporation. Consultant's duties shall include generating, soliciting and marketing sales of the Corporation's Network Services within the brokerage and financial services industries or any other market as may be determined by the Corporation's President. Consultant shall devote his full time, entire knowledge and best skills to the furtherance of the business purposes of the Corporation. Consultant shall at all times discharge his duties in consultation with and under the supervision of the Corporation's President. Consultant shall be available for telephonic communications from the Corporation on request of the President and, on reasonable notice, be available for meetings at the Corporation's offices.

         (B) Consultant shall have the responsibility to select and interview sales people to work under Consultant's direction as independent contractors. The engagement of any salespeople and the terms of their engagement are subject to the Corporation's prior written approval.

         (C) Consultant shall provide the Corporation with written sales reports on a weekly basis indicating the persons and Customers contacted on behalf of the


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Corporation, the dates contacted and the status of the proposed sale.

         (D) Any use of telemarketing, direct mail or any other marketing techniques shall be in strict accord with company policy and approved methodologies. Consultant shall at all times conduct his efforts in a commercially reasonable manner.

         (E) Consultant shall solicit and obtain from prospective Customers service orders on forms supplied and/or by procedures approved by the Corporation and within no more than ten (10) days shall transmit all necessary Customer information to the Corporation's order entry center for the Corporation's acceptance or rejection in its sole discretion. Acceptance of an order requires that the Customer Agreement (authorization form) be entered or a database entry be programmed by the Corporation.

         (F) Consultant shall not use any promotional, marketing, or other form of solicitation or advertising material, in any fashion whatsoever, concerning the Network Services offered by the Corporation or use the Corporation's trademarks, trade names or copyrights in materials which have not been provided by or approved by the Corporation.

2.       Term

         Engagement shall be for a term effective as of November 13, 1998 through December 31, 2002.

3.       Compensation

         (A)      Cash Compensation.

                  (I) Consultant's compensation for services rendered to or on behalf of the Corporation and for Qualified Revenues produced by the Consultant and collected by the Corporation shall be based on the commission schedule attached as Exhibit B.

                      The Board of Directors may, at its sole discretion, elect to provide additional compensation from time to time based on the operating performance of the Consultant.

                  (II) The Corporation shall pay Commissions during the time period there is Customer usage of the Network Services by the Customer obtained by the Consultant during his engagement by the Corporation up to a maximum of twelve (12) months from the date of the original or any renewed, new or expanded Customer Agreement obtained by the Consultant.

                  (III) The obligation to pay any Commissions to the Consultant under this Agreement is expressly conditioned upon the Corporation's collection of the Customer charges for usage of the Network Services; provided, however, that payment of said Commissions may in the sole discretion of the Corporation be suspended



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temporarily or permanently discontinued in the event the Consultant fails to use his best efforts to maximize the revenues derived from Customer usage of the Network Services and/or the Consultant takes any action in derogation of preserving and maintaining the Corporation's base of Customers.

                  (IV) Notwithstanding any other provision of this Agreement, should Consultant sell or attempt to sell for any other entity services similar to the Network Services, or to transfer or attempt to transfer any Customers to any other entity, such sale, attempt to sell, transfer or attempt to transfer shall result in immediate dismissal, and forfeiture of Commissions and all other company benefits.

                  (V) Should Consultant become aware of new services offered by other telecommunications providers, Consultant shall disclose the new services to the Corporation and shall cooperate and use his best efforts to assist the Corporation in acquiring any available knowledge and information on the new services to offer to the Corporation's existing and potential Customers. In the event the new services are acquired by the Corporation as a result of the material and substantive efforts of Consultant, Consultant's Commission shall be adjusted based on the Qualified Revenues derived from such new services; provided that a commission structure for the new services commensurate with the commission structure in place for the Network Services shall be acceptable unless otherwise expressly so provided, subject in any event to the terms and conditions of this Agreement.

                  (VI) The Corporation shall pay Consultant Commissions on all Qualified Revenues. True-up or other adjustments to the total of Qualified Revenues attributable to Consultant's sales efforts will be made, if at all, within sixty (60) days and thereafter will not be adjusted.

                  (VII) Commission Statements shall be provided monthly and shall be based on the usage information received by the Corporation from its underlying network facilities providers. Commission Statements shall include a summary in reasonable detail of the calculations and usage data relied on to prepare the Commission Statement.

         (B) Stock Options.


                  (I) The Corporation and the Consultant acknowledge that as of the date of this agreement, the Consultant had unexercised options to purchase 2,500,000 shares of Common Stock at an exercise price of $.19 per share. Consultant has agreed to exercise these options with respect to 879,685 shares of Common Stock as of the date of this agreement, leaving a balance of 1,620,315, pursuant to Section 5.

                  (II) All options granted under this Agreement expire on December 31, 2002, subject to termination on such other date as provided as follows (the "Option Period"). If the Consultant dies, the Consultant's estate shall have the right to


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exercise any unexercised options for one year after the date of Consultant's death. In the event the Consultant voluntarily ceases to act as a consultant under this agreement, any option then held by the Consultant shall remain in effect until the end of the Option Period. In the event that the Consultant's engagement is terminated for any reason by the Company other than for "Cuase" (as defined in section 6), any option then held by the Consultant shall terminate at the end of th4e Option Period. Any options shall terminate immediately upon termination for "Cause."

                  (III) Any option granted to the Consultant is personal to the Consultant and is not assignable by the Consultant. All options shall be exercised by written notice as called for in this Engagement Agreement. Delivery of the certificates representing the shares called for under the within option shall be made promptly after receipt of such notice of exercise, against the payment of the purchase price by certified check or cashier's check.

                  (IV) Shares issued pursuant to the grant of the options in accordance with the terms of this agreement may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of except as provided for under Rule 144 of the Securities and Exchange Act of 1933 (the "Act"). The following shall apply:

                       (A) Said Common Stock must be held indefinitely unless
(1) distribution of said Common Stock has been made registered under the Act,
(2) as sale of said Common Stock is made in conformity with the provisions of Rule 144 of the Act, or (3) in the opinion of counsel acceptable to the Company, some other exemption from registration is available.

                       (B) The Consultant will not make any sale, transfer or other disposition of said Common Stock except in compliance with the Act and Rules and Regulations thereunder.

                       (C) The Consultant is familiar with all of the provisions of Rule 144 including (without limitation) the holding period thereunder.

                  (V) The Company is under no obligation to register the sale, transfer or other disposition of said Common Stock by the Consultant or on his behalf or to take any other action necessary in order to make compliance with an exemption from registration available.

                  (VI) There will be a restrictive legend placed on the certificates for said Common Stock stating in substance:

         "The shares represented by this certificate have not been registered under the Securities Act of 1933 and may not be sold, pledged, or otherwise transferred except pursuant to an effective registration statement under said Act, SEC Rule 144 or an opinion of counsel acceptable to the company that some other


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         exemption from registration is available."

                  (VII) The number of Shares subject to this Option during the Option Period shall be cumulative as to all prior dates of calculation and shall be adjusted for any stock dividend, subdivision, split-up or combination of common stock.

                  (VIII) The exercise price shall be subject to adjustment from time to time as follows:

                         (A) If, at any time during the Option Period, the
number of shares of common stock outstanding is increased by a stock dividend payable in shares of common stock, then, immediately following the record date fixed for the determination of holders of shares of common stock entitled to receive such stock dividend, subdivision or split-up, the exercise price shall be appropriately decreased so that the number of Shares included in the Shares issuable upon the exercise hereof shall be increased in proportion to such increase in outstanding shares.

                         (B) If, at any time during the Option Period, the
number of shares of common stock outstanding is decreased by a combination of outstanding shares of common stock, then, immediately following the record date for such combination, the exercise price shall be appropriately increased so that the number of Shares issuable upon the exercise hereof shall be decreased in outstanding shares.

                  (IX) The Corporation and the Consultant hereby acknowledge that prior to this date the Consultant had been awarded options to purchase a number of shares of the Company's Common Stock equal to (A)25% percent of the shares issued by the Company through December 31, 1998 minus (B) 1,500,000 shares of Common Stock previously issued to the Consultant and further reduced in accordance with the parties agreement dated September 12, 1997. Consultant had also been entitled to options to purchase an additional two percent of the Corporation's issued and outstanding shares as of December 31, 1998, but that Consultant had previously assigned his rights to options to purchase one percent of the Corporation's issued and outstanding shares of common stock to each of Michael Sheppard and Maura Marx. The parties acknowledge that, as of December 31, 1998, the number of options set forth in paragraph (I) represent all of the options and warrants that Consultant is entitled to exercise and that Consultant has no other outstanding options or warrants pursuant to this Agreement or otherwise.

4.       Expenses

         The Corporation agrees to pay Consultant an allotment towards rent, office supplies, telephone, automobile and health insurance as set forth on Exhibit C. In addition to the expenses set forth above, Corporation shall advance or repay to Consultant, as the case may be, for any out-of-pocket expenses incurred or advanced by Consultant in performing his duties under the Agreement for the benefit of Corporation. Any single expense in excess of two hundred and fifty dollars ($250) shall


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require the approval of the President of the Corporation prior to Consultant expending or incurring funds equal to or greater than any single expense of $250. Notwithstanding the Corporation's commitment to provide reimbursement for any expenses, in order to receive allotments or reimbursement for any expenses, Consultant shall provide the Corporation with such invoices and receipts and such additional information in the format as is requested by the Corporation.


5.       Exercise of Option

         Consultant has agreed to exercise options with respect to 879,685 sahres of Common Stock as of the date of this agreement. The Corporation and the Consutlatnt agree to apply the aggregate of $167,140 owed to Mr. Stein by the Copoation as of the date hereof to the purchase of 879,685 shares of Common Stock. Such $167,140 represent all accrued and unpaid compensation due to date in the amount of $109,500 and satisfaction of all amounts due to Consultant under certain promissory notes, including all accrued and unpaid interest thereon, in the amount of $57,640.

6.       Termination for Cause

         For purposes of this Agreement, "Cause" means conviction of (and such conviction is sustained on appeal) or the entry of a plea of guilty by the Executive to a felony involving fraud, conversion, embezzlement, theft, or a type of similar felony involving the Company's property.

7.       Taxes

         Consistent with the policies of the Corporation in connection with Consultant's previous prevision of services to the Corporation, the Corporation will deliver to Consultant a Form 1099 regarding the Consultant's compensation. Consultant shall be responsible for payment of all taxes which may be imposed in connection with Consultant's provision of services to the Corporation, whether under this agreement, the consulting agreement dated as of February 27, 1997 or the agreement dated as of September 12, 1997.

6.       Independent Contractor

         Consultant shall be an independent contractor and shall not have the authority to bind or obligate the Corporation to any contract or agreement and Consultant shall not represent to third parties that he has the authority to bind or obligate the Corporation. The terms of any sales of the Corporation's products or services shall be subject to the prior written consent of the Corporation.

7.       Termination

         This agreement may be terminated for cause by the Corporation prior to the end


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of the term upon written notice by the Corporation. Termination for cause shall include, but not necessarily be limited to, the following:

         (A) Consultant's failure, or refusal to perform services required of him by the Corporation to the best of his ability.

         (B) Consultant's commitment of an offense of moral turpitude or offense under federal, state or local laws.

         (C) Commission by Consultant of an act of disloyalty against the Corporation or the violation by Consultant of any provision of this Agreement.

8.      Notices

         All notices required or permitted to be given under this Agreement shall be given by telecopy, overnight courier or certified mail, return receipt requested, to the parties at the addresses first set forth above or to such other addresses as either may designate in writing to the other party. Notices sent by certified mail shall be deemed given three days after mailing.

9.       Confidential Matters

         Consultant acknowledges his understanding that in the performance of his duties and obligations hereunder he may obtain knowledge of "Confidential Information" as hereinafter defined, relating to the business of the Corporation. Consultant agrees to treat as Confidential Information and to hold in strictest confidence any and all Confidential Information except to the extent necessary for performance of his services and obligations under this Agreement and in all such instances Consultant will take reasonable steps to safeguard the confidentiality of all such information. Consultant's use of any Confidential Information is subject to the written instructions of the Corporation.

          Except as set forth in this Section 9, Consultant shall keep in strictest confidence, not use for his own benefit, and prevent the disclosure to any person, firm or corporation, or any unauthorized person or persons the Confidential Information after the date of this Agreement. Consultant shall not directly or indirectly publish, communicate, divulge or describe to any unauthorized person nor utilize in any way any Confidential Information received from or on behalf of Corporation except as set forth above.

         After termination of this Agreement, Consultant shall return to the Corporation any confidential information previously delivered to Consultant, including any copies thereof.

         "Confidential Information" shall mean all information of any kind or nature pertaining to the Corporation and/or its affiliates which is not available to the public, including, but not limited to, information relating to the Corporation's and/or its affiliates' agreements, the Corporation's proprietary rights, research, developments, inventions, know-how, trade secrets, patents, patent applications, documents of any kind and manuals, technical advances, research results, commercial arrangements, manufacture, engineering, products, processes, accounting, sales, strategies, tax returns, financial statements, marketing, customers or customer lists, and any information of a like nature furnished to or obtained by the Consultant from the Corporation and/or its affiliates relating to activities of third parties which said third party or parties have transmitted to the Corporation and/or its affiliates under any agreement or arrangement to hold the same secret or confidential.

10.       Inventions

         Consultant shall promptly disclose to the Corporation any and all inventions. improvements, machines, appliances, processes, products, or the like (all of which are referred to herein as "inventions") which Consultant may invent, conceive, produce, or reduce to practice, either solely or jointly with others, at any time, in furtherance or in the performance of his duties as set forth in this Agreement. Any and all such inventions which in any way relate to the products or services manufactured, sold, or used by the Corporation, or to any methods, processes, or apparatus used in connection with the delivery or production of such services or goods, or in either case which are or may be or may become capable of use in the business of the Corporation, shall at all times and for all purposes be regarded as acquired and held by Consultant in a fiduciary capacity and solely for the benefit of the Corporation.

         No termination of engagement of the Consultant by the Corporation or of this Agreement shall release the Consultant or his heirs or legal representatives from complying with the foregoing obligations as to such inventions. To that extent, the terms of this Article 10 shall survive this Agreement.

11.      Equitable Relief

         The parties further acknowledge that in the event of a breach by the Consultant of any of his obligations under Sections 9 or 10, the Corporation may be unable to ascertain the exact amount of damages resulting from such breach, will suffer irreparable harm and will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by the Consultant, the Corporation shall be entitled to such equitable and injunctive relief as may be available to restrain the Consultant and any corporation, partnership or other entity participating in such breach or threatened breach from the violation of the provisions hereof. Nothing herein shall be construed as prohibiting the Corporation from pursuing any other remedies available at law or in equity as may be available to it by reason of such breach or threatened breach.

12.      Governing Law


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         This Agreement shall be construed and enforced in accordance with the laws of the State of New York with respect to contracts executed in the State of New York. The parties acknowledge that all disputes arising under this Agreement shall be brought in the courts of the State of New York and the parties consent to the jurisdiction of the courts of the State of New York.


13.      Entire Contract

         This Agreement constitutes the entire understanding and agreement between the Corporation and the Consultant with regard to all matters referred to herein. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. The parties acknowledge that this agreement supersedes the consulting agreement dated February 27, 1997 and the Employment Agreement dated September 12, 1997. The Corporation has no further obligations to Consultant under such agreements, except with respect to any accrued or deferred cash compensation which remains due the Consultant under such agreements. This Agreement may be amended only in writing signed by both parties. Each party has had the opportunity to have this agreement reviewed by counsel.

14.      Non- Waiver

         A delay or failure by either party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

15.      Assignment

         This Agreement shall not be assigned by Consultant except that any benefits which inure at any time to his estate or personal representative shall be transferable as a matter of right to such entity or entities. The Corporation shall have the right to transfer and assign this Agreement and its rights hereunder in its entirety in its sole discretion.

16.      Enforceability.

         The invalidity or unenforceability of any provision, term, or condition hereof shall in no way effect the validity or enforceability of any other provision or of this Agreement or of the Agreement in its entirety.

17.      Restrictive Covenant

         In the event that the engagement of the Consultant is terminated by any party for any reason, the Consultant for a period of one year from the date of the termination shall be and hereby agrees to be prohibited from directly or indirectly, either as a principal, agent, manager, Consultant, owner, partner, stockholder, director, or officer of a corporation or otherwise from engaging or becoming interested in , financially or otherwise, in any business, trade, or occupation similar to or in competition with the business of the Corporation. Consultant shall not solicit, directly or indirectly, including the mailing of informative notices, and of the Corporation's customers during the year following termination of this agreement.

18.      Counterparts

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original of which together shall constitute one and the same agreement.

19.      Binding Effect
         The provisions of this Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns.


                  IN WITNESS WHEREOF, the Corporation and the Consultant have executed this Agreement as of the date first above written.


                                                     FINANCIAL INTRANET, INC.


                                                     BY: /S/Michael Sheppard


                                                     /s/Ben B. Stein
                                                     BEN B. STEIN

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                                    EXHIBIT A


"Commission Payment Date" is the fifty-fifth (55th) day following the last day of any calendar month.

"Commissions" are the amounts payable for the sales of the Corporation telecommunications services closed by the Consultant.

"Customer" is any natural person or legal entity that issues a proper letter of agency or other duly authorized order for the network services of the Corporation as defined hereinafter and upon the Corporation's acceptance of such order becomes liable for the payment of charges for said network services.

"Customer Agreement" is the letter of agency, order and/or authorization form, tape transcribed order of service via toll free access or dial-up lines to the Corporation, contract, agreement or any other written or oral communication and/or commitment appropriately verified as timely, accurate and authentic by the Corporation and/or any third party the Corporation employs to verify customer service orders.

"Network Services" are telecommunications services provided by the Corporation's global telecommunications network for the origination and termination of a Customer's voice, data, fracsimile, and/or video communications traffic.

"Qualified Revenue" are those revenues collected by the Corporation from Customers for usage of the Corporation's Network Services on or before the twenty-fifth (25th) day of the month following the last day of the calendar month in which the Customer's usage of the Corporation's Network Services occurred (the "Collection Period"), exclusive of all taxes, fees, operator and/or directory assistance and/or all other non-usage charges.

"Affiliate" shall mean any person, whether a natural person or legal entity, which controls, is controlled by or is under common control with, a named party of this Agreement.



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EXHIBIT B


April 13, 1999

Mr. Ben B. Stein
589 Lakeworth Circle
Lake Mary, FL 32746

Dear Barry,

The purpose of this letter is to outline Financial Intranet's expense reimbursement policy pertaining to your expenses, and to issue certain monthly allotments that have been approved by the Company.

FORMAT OF EXPENSE REPORTING

1. The attached expense report form should be filled out on a weekly basis, and submitted at the end of each month. (This form can also be found in the Lotus 123, release 5 version of master forms, if you have that).

2. It is imperative that the "detailed entertainment record" and/or "purpose of trip" sections be completed and detailed, i.e. names, dates, locations, etc.

3. Receipts are required for all expenses over $5,.00, with the business nature written on the back of the receipt, unless shown in the "detailed entertainment record" or "purpose of trip" sections. This includes gas, tolls, parking, transportation, meals and lodging, and any other expenses listed on the face of the expense report.

4. Any expense reports not signed or properly documented will be sent back.

5. Expenses submitted that are (older than three months will not be approved.

6. Only business-related expenses, i.e. no personal expenses, will be approved and reimbursed.


ALLOTMENTS

The following monthly allotments will apply to all expense reports not yet paid, as well as all future ones. The Company has authorized these allotments, and detailed support must still be included, where applicable, i.e. copies of telephone bills, insurance premium notices, etc:

         a. Cellular Phone: $170 maximum (based on the current payment plan, which


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allows 1400 minutes per month).

         b. Office telephone and fax lines: $250 maximum

         c. Car allowance: $600

         d. Car insurance premium: $112 (based on 6-month premium of $672.00)

         e. Medical insurance premium: $285 (based on single employee-only policy)

         f. Office rent: $335 (all-inclusive, based on annual rent of $10/sq. ft. for 400-foot office space.


If there are any questions, please call me at 914-693-2745 or email at aross@fntn.com.

Thanks for your anticipated cooperation.

Sincerely,



Alan M. Ross
Vice President, Finance

Attachment: Expense report form

cc:      Michael Sheppard
         Steven Schuster - McLaughlin & Stern



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EXHIBIT C

BARRY STEIN COMMISSION SCHEDULE


Gross Profit                                         Commission Rate
------------                                         ---------------

Greater than or equal to 40%                                  8%

30 - 39%                                                      6%

20 - 29%                                                      4%

10 - 19%                                                      2%

Less than 10%                                                 0